
                                             FIXED CHARGE RATIOS
                                        (dollar amounts in thousands)

                                                                                                                 For the three
                                                                  For the Years Ended                            Months Ended
                                                                     December 31,                                  March 31,
                                                                  -------------------                            -------------
                                               1990           1991         1992         1993        1994          '94          '95
                                               ----           ----         ----         ----        ----        -----        -----
Fixed Charges:
  Interest Charges:
    Expensed ............................  $ 55,105       $ 50,048     $ 45,020     $ 34,663    $ 24,598     $  5,861     $  5,233
    Capitalized .........................      --             --           --          7,786      17,714        4,755        5,804
                                           --------       --------     --------     --------    --------     --------     --------
  Total Interest Charges ................    55,105         50,048       45,020       42,449      42,312       10,616       11,037

Ammortization of Debt Expense ...........     2,932          3,118          255          363         446          105          127
Write-off of Loan Costs .................      --           13,123         --           --          --           --           --
Rental Expense Considered Interest ......       854          1,568        1,739        1,954       1,906          469          496
Preferred Stock Dividends................      --             --           --           --          --           --           --
Guarantees of other Debt ................      --             --           --           --          --           --           --
                                           --------       --------     --------     --------    --------     --------     --------

  Total Fixed Charges(A) ................    58,891         67,857       47,014       44,766      44,664       11,190       11,660

Fixed Charges Added to Income:
  Fixed Charges .........................    58,891         67,857       47,014       44,766      44,664       11,190       11,660
  Write-off of Loan Costs ...............      --             --           --           --          --           --           --
  Capitalized Interest Amortization .....       702          1,050          639          572         796          175          226

  Less Capitalized Interest .............      --             --           --         (7,786)    (17,714)      (4,755)      (5,804)
                                           --------       --------     --------     --------    --------     --------     --------

    Total Fixed Charges Added
      to Income .........................    59,593         68,907       47,653       37,552      27,746        6,610        6,082

Pre-tax Income (excluding
      $14 million SFAS 106) .............   108,673       (168,528)      80,900       31,511     109,760       10,427       68,611
Earnings(B) .............................   168,266        (99,621)     128,553       69,063     137,506       17,037       74,693
Ratio of Earnings to Fixed
      Charges(B)/(A) ....................       2.9           --            2.7          1.5         3.1          1.5          6.4

Earnings Deficiency ..................... $    --        $(167,478)    $   --       $   --      $   --       $   --       $    --


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